Exhibit 99.1
Tyson Foods Moves 2022 Annual Meeting of Shareholders to All-Virtual Format
Springdale, Ark. – Jan. 12, 2022 – Tyson Foods (NYSE: TSN) today announced that due to the recent surge in COVID-19 cases associated with the Omicron variant of the virus and to support the health and well-being of our shareholders and other participants, the Company will hold its upcoming Annual Meeting in a virtual meeting format only via the internet. There will not be a physical meeting location. All shareholders of record at the close of business on December 13, 2021 will be entitled to attend, submit questions and vote electronically at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/TSN2022.
The Annual Meeting webcast will begin promptly at 10:00 a.m. Central time on February 10, 2022. Online access to the virtual meeting website will begin at 9:45 a.m. Central time, and we encourage you to access the meeting prior to the start time. You will not be able to attend the Annual Meeting if you do not have internet access.
If you do not vote by proxy via the internet, by telephone or by mail prior to the start of the Annual Meeting, you may vote via the virtual meeting website during the Annual Meeting by following the instructions provided during the webcast on the virtual meeting website. Whether you are a shareholder of record or a beneficial owner, to attend the Annual Meeting and to vote during the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials.
Tyson Foods’ shareholders will have the opportunity to submit questions in advance of the Annual Meeting at http://www.proxyvote.com and during the Annual Meeting at www.virtualshareholdermeeting.com/TSN2022, in each case using your 16-digit control number. During the meeting, all questions should be submitted using the question feature of the virtual meeting page on the link listed above. All questions will be addressed in writing, if pertinent to meeting matters, as soon as practical after the Annual Meeting. Additional information regarding the Annual Meeting Rules of Conduct can be found on the virtual meeting website. Shareholders who need assistance with technical difficulties should call Broadridge, Tyson’s virtual meeting provider, at 844-986-0822 inside the U.S. and 303-562-9302 for international calls.
An archived replay of the Annual Meeting will be available on the company’s investor website as soon as practical after the Annual Meeting at http://ir.tyson.com.
About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had approximately 137,000 team members as of October 2, 2021. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
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Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Megan Britt, 479-236-4927
Category: IR
Source: Tyson Foods